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                             MANAGEMENT AGREEMENT


     THIS MANAGEMENT AGREEMENT ("Agreement") is entered into on this ______ day of January, 2000, by and between COACH AND CAMPERS OF KNOXVILLE, LLC, a Tennessee limited liability company ("C&C"), and iRV - KNOXVILLE, INC., a Colorado corporation ("iRV").

     WHEREAS, C&C, iRV and iRV's parent corporation, iRV Dealerships, Inc, a Colorado corporation ("iRV Dealerships"), have entered into an Asset Purchase and Sale Agreement, which contemplates the purchase by iRV from C&C of all of C&C's operational assets (the "Purchase");

     NOW THEREFORE, for valuable consideration, the parties do covenant and agree as follows:

     1.   Management Services.
          -------------------
          Under the direction and control of Donald C. Hanney II ("Hanney") of C&C, as hereinafter described, C&C retains iRV as Business Manager of C&C operations during the term of this Agreement, all in accordance with the provisions hereof. iRV agrees to become the Business Manager of C&C, and to perform the services on behalf of C&C, under the direction of C&C's Board of Directors, as hereinafter set forth. In performing its services and responsibilities hereunder, iRV shall take instruction and direction from Hanney, or such other person as Hanney shall appoint or authorize in writing.

     2.   Services Provided.
          -----------------
          iRV shall, subject to the general supervision of Hanney, perform, at C&C's expense, all desirable or necessary business functions for and on behalf of C&C in substantially the manner previously conducted, including specifically, but not limited to, the following (collectively, the "Services"):

          (a) enter into contracts, leases and other agreements in the normal course of business;

          (b) open bank accounts, sign, accept, endorse and receive notes, drafts, checks, bills of exchange and commercial papers;

          (c)  take out insurance;

          (d)  perform all accounting and disbursing services;

          (e) implement and supervise C&C's performance under existing contracts, and procure and perform new contracts in the ordinary course of business;

          (f) accept and receive notes, drafts, checks, bills of exchange and commercial papers; purchase insurance; and supervise accounting, disbursing, and payroll services;

          (g) pay and discharge out of funds available therefor the accounts payable, notes, and other obligations and liabilities of C&C;

          (h) furnish Hanney all pertinent reports and information with respect to the progress of C&C's business on a bi-weekly basis;

          (i) employ personnel required for C&C operations, planning and administration pertaining to labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety, recruiting, housing and related matters pertaining to such employees;

          (j) purchase, rent or otherwise acquire machinery, equipment and facilities for the conduct of the business of C&C and sell, abandon or otherwise dispose of items of machinery, equipment or fixtures that are worn out, obsolete or no longer useful in the conduct of the business of C&C.

          (k) purchase such materials, supplies and services as may be needed or required in connection with the operations of C&C;

          (l) prepare and file with all appropriate governmental authorities any tax and other reports concerning operations of C&C required by law;

          (m) disburse funds, to the extent available, for any taxes imposed on C&C by virtue of its conduct of its business;

          (n) secure and maintain insurance covering insurable risks of C&C, including risks growing out of personal injuries to or against its employees or others, risks of fire, and other risks ordinarily insured against in similar operations, and adjusting losses and claims pertaining to or rising out of such insurance;

          (o) comply with all laws applicable to C&C by virtue of the operation of the business of C&C, including particularly laws relating to safety requirements, working conditions, and compensation and benefits to employees;

          (p) apply to appropriate governmental bodies for permits, licenses and approvals necessary to accomplish the powers and duties of C&C herein set forth and the filing of all reports and notices with such governmental bodies as are required by law;

          (q) keep full and accurate accounts of all business transactions entered into on behalf of C&C;

          (r) prosecute and defend lawsuits, as necessary, to establish and protect the rights of C&C or to establish or protect the validity of title to C&C's real or personal property; and

          (s) negotiate loans to or from any other corporation or partnership with or without security.

     3.   Clients.
          -------

          (a) During the term hereof, any and all new client engagements obtained or procured shall be deemed iRV clients and contracts or agreements for services shall be executed in the name of and inure to the benefit of iRV.


          (b) Should this Agreement terminate prior to the consummation of the Purchase, then and in such event (i) all contracts signed during the term under the iRV name for existing C&C services shall revert to C&C, free of any claim of iRV, and (ii) all contracts signed under the iRV name for existing iRV services or services developed by iRV during the term shall remain the sole and separate property of iRV, free of any claim of C&C. iRV and C&C each shall indemnify, defend and hold harmless the other from any future liability under client contracts which inure to each following the termination hereof.

     4.   Bank Account.
          ------------

          (a) iRV shall establish a new C&C bank account(s) (the "Bank Account") in which all revenues received from the operations of C&C shall be deposited. iRV shall not commingle any of the above described revenues with any funds or other property of C&C. From the revenues deposited into the Bank Account, iRV shall (i) reimburse itself twice monthly for all expenses incurred or paid by iRV in connection with performing the Services hereunder including, without limitation, expense for salaries, wages, taxes, travel, lodging and other expenses, (ii) pay itself the management fee provided for in paragraph 8(a) hereof subject to the terms and conditions thereof, and (iii) pay appropriate operating expenses with respect to the business. Pending closing of the Purchase, all funds deposited into the Bank Account shall be deemed as sole and separate property of C&C, free of any claim, lien or entitlement of iRV or Discovery. Upon closing and consummation of the Purchase Agreement, all funds remaining in the Bank Account on the closing date shall be included in the assets transferred to Discovery pursuant to the Purchase.

     5.   Working Capital.
          ---------------
          The parties recognize and agree that pending closing and consummation of the Purchase, operation of C&C's business may require the infusion of additional working capital in order to satisfy short term obligations, trade payables and other liabilities necessary for continued operations. To the extent that revenues received from operations and deposited into the Bank Account pursuant to paragraph 3 hereof are insufficient to meet such working capital requirements, iRV may advance sufficient funds to C&C to satisfy its immediate working capital requirements (the "Advances"). All such Advances shall be deemed loans from iRV to C&C, subject to the following: Should the parties fail to close the Purchase Agreement prior to the termination of this Agreement, then C&C agrees to repay to iRV all such Advances, together with interest at the rate of ten percent (10.0%) per annum, within sixty (60) days of the date of termination of this agreement. The obligation of C&C to repay the Advances, together with interest thereon, shall be secured by a security interest in all tangible and intangible assets of C&C.

     6.   Key Employees.
          -------------
          In the performance of the Services assigned to iRV in this Agreement, iRV shall assign and make available such management and employees as are necessary in its judgement to perform the services required under this Agreement. iRV shall determine the authority and duties of the iRV Employees, and may discharge, suspend, or dismiss any of the iRV Employees. iRV shall plan and administer all matters pertaining to labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety, recruiting, housing, and related matters pertaining to the iRV Employees, at iRV's own expense and responsibility. iRV Employees assigned to C&C pursuant to this Agreement shall at all time remain employees of iRV during their assignment to C&C. iRV shall be solely responsible for withholding and the payment of all iRV Employees' taxes, including, without limitation, Federal, State, and local income taxes, FICA contributions, and unemployment and Workers Compensation payments. Each iRV employee assigned to C&C shall be advised of, and consent to be bound by, the terms of this Agreement. However, C&C, through Board Consent, shall have the right to reject the assignment to C&C of any individual iRV Employee at any time and for any reason.

     7.   Compensation.
          ------------

          (a) In consideration of the Services to be rendered by iRV pursuant to this Agreement, iRV shall be entitled to receive the net income, if any, generated by the operations of C&C during the term hereof (the "Compensation"). Such net income shall be calculated after allowance for depreciation, amortization and income taxes, and shall be calculated in accordance with generally accepted accounting principles consistently applied.

          (b) Discovery shall have the right and option to utilize any and all amounts outstanding as Compensation hereunder as a credit against the purchase price of C&C assets which iRV shall have the right to purchase from C&C following termination hereof.

     8.   Costs and Expenses.
          ------------------
          iRV shall be entitled to reimbursement for any and all costs or expenses incurred by it in connection with performing the Services hereunder, including, without limitation, expenses for wages and salary, payroll taxes, workers' compensation premiums, fringe benefits, travel, lodging, entertainment and other costs or expenses incurred in connection with its performance hereunder. Such expenses shall be reimbursed twice monthly from the Bank Account in accordance with the provisions of paragraph 4 above.

     9.   Termination.
          -----------

          (a) The term of this Agreement shall be six (6) months, commencing upon the execution hereof, or until the closing of the Purchase, whichever occurs first (the "Term"), or unless terminated pursuant to Section 10(b) or 10(c) below ("Termination").

          (b) C&C may terminate this Agreement at any time for cause, which shall include, but not be limited to, the following:

               (i) iRV or any assigned employee engaging in fraud, misappropriation of funds, embezzlement, or other like conduct committed against C&C;

               (ii) any iRV Employee being convicted of a felony;

              (iii) iRV's or any iRV Employee's material breach of this
                    Agreement; or

               (iv) the filing for protection, voluntarily or involuntarily, under the bankruptcy laws by iRV or the dissolution of iRV.

In addition to, and not in lieu of terminating this Agreement, C&C may exercise any alternative remedy for the breach at law or in equity including, without limitation, recovering its reasonable attorney's fees and costs of litigation.

          (c) iRV may terminate this Agreement for cause, which shall include, but not be limited to, the following:

               (i) C&C or any of C&C's employees materially breach this Agreement; or

               (ii) the dissolution of C&C.

Upon Termination of this Agreement pursuant to this Section 10(c), all of iRV's obligations hereunder, including those of iRV Employees shall cease, provided, however, iRV's sole remedy for breach shall be the Compensation or expenses due it under Section 6 for Services performed to the date of Termination, plus its reasonable attorney's fees and costs of litigation.

     10.  Indemnification.
          ---------------

          (a) C&C agrees to indemnify, defend and hold harmless iRV, its agents and employees, from and against any claims, demands, obligations, liabilities or causes of action, of whatsoever kind or description, based upon any act or omission alleged to have been performed or omitted in connection with or arising out of the services to be performed under this Agreement.

          (b) iRV agrees to indemnify, defend and hold harmless C&C, its agents and employees, from and against any claims, demands, obligations, liabilities or causes of action, of whatsoever kind or description, based upon any act or omission alleged to have been performed or omitted in connection with or arising out of the services to be performed under this Agreement.

     11.  Miscellaneous.
          -------------

          (a) This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all previous communications and negotiations, whether written or oral.

          (b) Any amendment or modification or this Agreement shall be in writing and shall be signed by the parties.

          (c) If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement should be invalid in part, such invalidity shall in no way affect the rest of such provision, which shall, together with all other provisions of this Agreement, to the full extent consistent with law, continue in full force and effect.

          (d) All notices, requests, demands, and other communications hereunder in writing and shall be delivered personally or sent by first class registered or certified mail, overnight courier service, or telecopy as follows:

          If to C&C, to:      Donald Hanney II
                              10260 Cogdill Road
                              Knoxville, Tennessee  37932

          with a copy to:     _______________________________
                              _______________________________
                              _______________________________

          If to iRV:          John Deufel, President
                              iRV - Knoxville, Inc.
                              5373 North Union Boulevard, Suite 100
                              Colorado Springs, Colorado  80918

          with copy to:       Clifford L. Neuman, Esq.
                              1507 Pine Street
                              Boulder, CO 80302

or such other address or telecopy number as may be designated in writing by any party to the other parties hereto. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of telecopy confirmation, if sent by telecopy, one business day after delivery to an overnight courier service, or five days after mailing if sent by mail.

          (e) This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their permitted successors and assigns. This Agreement is a personal services contract, and it is expressly agreed that the rights and interests of iRV and Discovery hereunder may not be sold, transferred, assigned, pledged, or hypothecated.

          (f) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year first above written.

                              COACH AND CAMPERS, INC., a
                              Tennessee corporation


                              By:
                                   -------------------------------------
                                   Donald C. Hanney II, President

                              By:  Its Board of Directors



                              -----------------------------------------
                              Donald C. Hanney II



                              ----------------------------------------



                              ----------------------------------------



                              iRV - KNOXVILLE, INC., a Colorado corporation


                              By:
                                   -----------------------------------
                                   John Deufel, President